Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:                 Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.43 PER SHARE, UP 54% FROM THE FOURTH QUARTER OF 2007; DECLARES CASH DIVIDEND

NORWICH, NY (April 28, 2008) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income per diluted share for the three months ended March 31, 2008 was $0.43 per share, compared with $0.28 per share and $0.41 per share for the three months ended December 31, 2007 and March 31, 2007, respectively.  Return on average assets and return on average equity were 1.07% and 13.68%, respectively, for the three months ended March 31, 2008, compared with 0.69% and 9.06%, respectively, for the three months ended December 31, 2007 and 1.13% and 14.06%, respectively, for the three months ended March 31, 2007.  Net income for the three months ended March 31, 2008 was $13.7 million, up $4.7 million, or 52.7%, from the three months ended December 31, 2007, and down $0.4 million, or 2.9%, from net income of $14.1 million reported for the three months ended March 31, 2007.  The increase in net income for the three months ended March 31, 2008 as compared with the three months ended December 31, 2007 was primarily the result of an increase in net interest income as well as a decrease in the provision for loan and lease losses in the first quarter of 2008.  The decrease in net income for the three months ended March 31, 2008 as compared with the same period in 2007 was primarily the result of a $4.4 million increase in the provision for loan and lease losses from the prior period, as well as an increase in noninterest expense totaling $3.2 million.  These increases were partially offset by a $3.4 million, or 8.5%, increase in net interest income for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007.  In addition, noninterest income for the three months ended March 31, 2008 was $16.1 million, up $3.4 million or 26.8% from noninterest income of $12.7 million reported for the same period in 2007.

NBT President and CEO Martin A. Dietrich said, “The financial services industry continues to experience challenging market conditions in 2008.  Given this difficult environment, I am pleased with our results for the first quarter.  In particular, noninterest income was up 26.8% for the first quarter of 2008, compared with the first quarter of 2007, as we continue to focus on our fee initiatives as well as other areas of noninterest income that are so important to our future.  In addition, our net interest income was up 8.5% from the first quarter of 2007, as we experienced growth in earning assets and an increase in our net interest margin of 21 basis points.  We continue to closely monitor our asset quality and are encouraged by the improvement in the past due loans from $25.9 million to $19.7 million and the decrease in potential problem loans from $73.3 million to $58.5 million.  As a result of the continued dedication and focus of our team, I am pleased and encouraged by our results in the first quarter of 2008.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at March 31, 2008 were $30.4 million or 0.87% of total loans and leases compared with $30.6 million or 0.88% at December 31, 2007.  The allowance for loan and lease losses totaled $56.5 million at March 31, 2008, as compared to $54.2 million at December 31, 2007 and $50.6 million at March 31, 2007.

The Company recorded a provision for loan and lease losses of $6.5 million during the first quarter of 2008 compared with $13.4 million and $2.1 million for the three months ending December 31, 2007 and March 31, 2007, respectively.  Net charge-offs totaled $4.2 million for the three month period ending March 31, 2008, down from $14.1 million for the three months ending December 31, 2007, and up from $2.1 million for the three months ended March 31, 2007.  The decrease in the provision for loan and lease losses and net charge-offs from December 31, 2007 was due primarily to a charge-off related to one large commercial loan during the fourth quarter of 2007.  The increase in the provision for loan and lease losses and net charge-offs from the three months ended March 31, 2007 was due primarily to an additional charge-off in the first quarter of 2008 related to the aforementioned commercial loan.  Net charge-offs to average loans and leases for the three months ended March 31, 2008, were 0.48%, compared with 1.63% for the three months ended December 31, 2007, and 0.25% for the three months ended March 31, 2007.  The Company’s allowance for loan and lease losses was 1.61% of loans and leases at March 31, 2008, compared with 1.57% at December 31, 2007 and 1.49% at March 31, 2007.

Net Interest Income

Net interest income was up 5.3% to $44.1 million for the three months ended March 31, 2008 compared with the three months ended December 31, 2007, and up 8.5% compared with $40.6 million for the three months ended March 31, 2007. The Company’s fully taxable equivalent (FTE) net interest margin increased from 3.61% and 3.63% for the three months ended December 31, 2007 and March 31, 2007, respectively, to 3.84% for the three months ended March 31, 2008.  In addition, the Company experienced a 1.7% growth in average earning assets for the three months ending March 31, 2008 as compared to the three months ending March 31, 2007.  The growth in average earning assets for the three months ended March 31, 2008, as compared to the three months ended March 31, 2007 was due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 22 basis points, the yield on interest bearing liabilities declined 49 basis points, which contributed to the increase in the net interest margin from the three months ended March 31, 2007.  The yield on money market deposit accounts declined from 3.45% for the three months ended March 31, 2007 to 2.37% for the three months ended March 31, 2008, while the yield on time deposits decreased 30 basis points for the same periods.  The yield on short term borrowings declined 163 basis points for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, as a result of the 300 basis points drop in the Fed Funds Target Rate from 5.25% at March 31, 2007 to 2.25% at March 31, 2008.

Noninterest Income

Noninterest income for the three months ended March 31, 2008 was $16.1 million, up $3.4 million or 26.8% from $12.7 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in fees from service charges on deposit accounts and ATM and debit cards, which collectively increased $2.3 million as the Company focused on enhancing fee income through various initiatives.  In addition, trust administration income increased $0.3 million for the three month period ended March 31, 2008, compared with the same period in 2007.  This increase stems primarily from an increase in customer accounts resulting from successful business development.  Other noninterest income increased $0.6 million for the three month period ended March 31, 2008, compared with the same period in 2007.  This increase was due primarily to a $0.4 million gain from the mandatory redemption of Visa, Inc. common stock associated with its initial public offering.  Net securities gains and losses for the three month periods ended March 31, 2008 and 2007 were nominal and had no significant effect on noninterest income.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended March 31, 2008 was $34.0 million, up from $30.9 million for the same period in 2007. Office expenses, such as supplies and postage, occupancy, equipment and data processing and communications charges were $9.9 million for the three months ended March 31, 2008, up $0.6 million, or 7.2%, from $9.3 million for the three months ended March 31, 2007.  This increase was due primarily to increased expenses related to branch openings.  Salaries and employee benefits increased $0.8 million, or 5.0%, for the three months ended March 31, 2008 compared with the same period in 2007.  Professional fees and outside services increased $1.4 million for the three month period ended March 31, 2008, compared with the same period in 2007, due primarily to fees and costs related to the aforementioned noninterest income initiatives.  Income tax expense for the three month period ended March 31, 2008 was $5.9 million, down from $6.2 million for the same period in 2007.  The effective rates were 30.2% and 30.6% for the three month periods ended March 31, 2008 and 2007, respectively.

Balance Sheet

Total assets were $5.2 billion at March 31, 2008, up $28.0 million or 0.5% from $5.2 billion at December 31, 2007, and up $129.0 million or 2.5% from $5.1 billion at March 31, 2007.  Loans and leases were $3.5 billion at March 31, 2008, up $49.6 million or 1.4% from $3.5 billion at December 31, 2007, and up $110.0 million or 3.2% from $3.4 billion at March 31, 2007. The increase in loans and leases for the three months ended March 31, 2008 as compared to March 31, 2007 was due in large part to an increase in consumer loans of approximately $136.9 million.  This increase in consumer loans was partially offset by decreases in commercial loans and real estate loans totaling approximately $24.4 million.  Total deposits were $3.9 billion at March 31, 2008, down $17.9 million or 0.5% from $3.9 billion at December 31, 2007, and down $112.4 million or 2.8% from $4.0 billion at March 31, 2007.  The decrease from March 31, 2007 was due in large part to a $185.0 million, or 10.8%, decrease in time deposit accounts.  This decrease was partially offset by a $48.4 million increase in demand deposit accounts and a $59.6 million increase in money market accounts from March 31, 2007 to March 31, 2008.  Stockholders’ equity was $405.9 million, representing a total equity to total assets ratio of 7.76% at March 31, 2008, compared with $397.3 million or a total equity to total assets ratio of 7.64% at December 31, 2007, and $407.6 million or a total equity to total assets ratio of 7.99% at March 31, 2007.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 272,840 shares of its common stock during the three month period ended March 31, 2008, for a total of $5.9 million at an average price of $21.77 per share.  At March 31, 2008, there were 1,203,040 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a second quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on June 15, 2008, to shareholders of record as of June 1, 2008.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.2 billion at March 31, 2008. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies.  NBT Bank, N.A. has 122 locations, including 83 NBT Bank offices in upstate New York and 39 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency.  More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2008	2007	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended March 31,
Net Income	$13,716	$14,132	$(416)	-3%
Diluted Earnings Per Share	$0.43	$0.41	$0.02	5%
Weighted Average Diluted Common Shares Outstanding	32,251,700	34,457,082	-2,205,382	-6%
Return on Average Assets (1)	1.07%	1.13%	-0.06%	-5%
Return on Average Equity (1)	13.68%	14.06%	-0.38%	-3%
Net Interest Margin (2)	3.84%	3.63%	0.21%	6%

Asset Quality	March 31,	December 31,	March 31,
	2008	2007	2007
Nonaccrual Loans	$29,864	$29,697	$16,294
90 Days Past Due and Still Accruing	$543	$882	$1,069
Total Nonperforming Loans	$30,407	$30,579	$17,363
Other Real Estate Owned	$480	$560	$632
Total Nonperforming Assets	$30,887	$31,139	$17,995
Past Due Loans	$19,748	$25,914	$28,497
Allowance for Loan and Lease Losses	$56,500	$54,183	$50,554
Year-to-Date (YTD) Net Charge-Offs	$4,161	$26,498	$2,129
Allowance for Loan and Lease Losses to Total Loans and Leases	1.61%	1.57%	1.49%
Total Nonperforming Loans to Total Loans and Leases	0.87%	0.88%	0.51%
Total Nonperforming Assets to Total Assets	0.59%	0.60%	0.35%
Past Due Loans to Total Loans and Leases	0.56%	0.75%	0.84%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	185.81%	177.19%	291.16%
Net Charge-Offs to YTD Average Loans and Leases	0.48%	0.77%	0.25%

Capital
Equity to Assets	7.76%	7.64%	7.99%
Book Value Per Share	$12.65	$12.29	$11.99
Tangible Book Value Per Share	$9.13	$8.78	$8.61
Tier 1 Leverage Ratio	7.17%	7.14%	7.60%
Tier 1 Capital Ratio	9.75%	9.85%	10.53%
Total Risk-Based Capital Ratio	11.00%	11.10%	11.78%

Quarterly Common Stock Price	2008		2007		2006
Quarter End	High	Low	High	Low	High	Low
March 31	$23.65	$17.95	$25.81	$21.73	$23.90	$21.02
June 30			23.45	21.80	23.24	21.03
September 30			23.80	17.10	24.57	21.44
December 31			25.00	20.58	26.47	22.36

(1)  Annualized
(2)  Calculated on a FTE basis

	NBT Bancorp Inc. and Subsidiaries
	SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)
			Net	Percent
	2008	2007	Change	Change
	(dollars in thousands, except per share data)
Balance Sheet as of March 31,
Loans and Leases	$3,505,453	$3,395,476	$109,977	3%
Earning Assets	$4,818,733	$4,710,263	$108,470	2%
Total Assets	$5,229,771	$5,100,781	$128,990	3%
Deposits	$3,854,226	$3,966,655	$(112,429)	-3%
Stockholders’ Equity	$405,863	$407,580	$(1,717)	0%

Average Balances
Three Months Ended March 31,
Loans and Leases	$3,466,360	$3,398,590	$67,770	2%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,120,257	$1,123,414	$(3,157)	0%
Securities Held To Maturity	$152,860	$140,856	$12,004	9%
Regulatory Equity Investment	$37,509	$34,804	$2,705	8%
Short-Term Interest Bearing Accounts	$8,400	$9,255	$(855)	-9%
Total Earning Assets	$4,785,386	$4,706,919	$78,467	2%
Total Assets	$5,164,344	$5,068,491	$95,853	2%
Interest Bearing Deposits	$3,232,999	$3,245,152	$(12,153)	0%
Non-Interest Bearing Deposits	$659,417	$616,938	$42,479	7%
Short-Term Borrowings	$303,576	$265,347	$38,229	14%
Long-Term Borrowings	$500,294	$482,025	$18,269	4%
Total Interest Bearing Liabilities	$4,036,869	$3,992,524	$44,345	1%
Stockholders’ Equity	$403,165	$407,519	$(4,354)	-1%

NBT Bancorp Inc. and Subsidiaries	March 31,	December 31,	March 31,
Consolidated Balance Sheets (unaudited)	2008	2007	2007
(in thousands)

ASSETS
Cash and due from banks	$129,630	$155,495	$132,494
Short term interest bearing accounts	7,345	7,451	24,598
Securities available for sale, at fair value	1,127,707	1,132,230	1,107,624
Securities held to maturity (fair value of $158,482, $149,519 and $145,762 at March 31, 2008, December 31, 2007 and March 31, 2007, respectively)	157,353	149,111	145,760
Federal Reserve and Federal Home Loan Bank stock	41,353	38,102	30,487
Loans and leases	3,505,453	3,455,851	3,395,476
Less allowance for loan and lease losses	56,500	54,183	50,554
Net loans and leases	3,448,953	3,401,668	3,344,922
Premises and equipment, net	64,302	64,042	65,784
Goodwill	103,398	103,398	103,420
Intangible assets, net	9,782	10,173	11,408
Bank owned life insurance	44,066	43,614	42,217
Other assets	95,882	96,492	92,067
TOTAL ASSETS	$5,229,771	$5,201,776	$5,100,781

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$672,616	$666,698	$624,171
Savings, NOW, and money market	1,656,374	1,614,289	1,632,222
Time	1,525,236	1,591,106	1,710,262
Total deposits	3,854,226	3,872,093	3,966,655
Short-term borrowings	399,992	368,467	204,421
Long-term debt	424,858	424,887	392,792
Trust preferred debentures	75,422	75,422	75,422
Other liabilities	69,410	63,607	53,911
Total liabilities	4,823,908	4,804,476	4,693,201

Total stockholders' equity	405,863	397,300	407,580

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,229,771	$5,201,776	$5,100,781

	Three months ended
NBT Bancorp Inc. and Subsidiaries	March 31,
Consolidated Statements of Income (unaudited)	2008	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,617	$59,808
Securities available for sale	13,746	13,467
Securities held to maturity	1,514	1,444
Other	775	740
Total interest, fee and dividend income	74,652	75,459
Interest expense:
Deposits	22,698	25,984
Short-term borrowings	2,340	3,092
Long-term debt	4,302	4,486
Trust preferred debentures	1,247	1,268
Total interest expense	30,587	34,830
Net interest income	44,065	40,629
Provision for loan and lease losses	6,478	2,096
Net interest income after provision for loan and lease losses	37,587	38,533
Noninterest income:
Trust	1,774	1,437
Service charges on deposit accounts	6,525	4,469
ATM and debit card fees	2,097	1,896
Broker/dealer and insurance revenue	1,107	1,083
Net securities gains (losses)	15	(5)
Bank owned life insurance income	452	434
Retirement plan administration fees	1,708	1,592
Other	2,417	1,784
Total noninterest income	16,095	12,690
Noninterest expense:
Salaries and employee benefits	16,770	15,964
Office supplies and postage	1,339	1,296
Occupancy	3,610	3,169
Equipment	1,825	1,933
Professional fees and outside services	3,099	1,658
Data processing and communications	3,170	2,877
Amortization of intangible assets	391	409
Loan collection and other real estate owned	567	377
Other operating	3,263	3,189
Total noninterest expense	34,034	30,872
Income before income taxes	19,648	20,351
Income taxes	5,932	6,219
Net income	$13,716	$14,132
Earnings Per Share:
Basic	$0.43	$0.41
Diluted	$0.43	$0.41

NBT Bancorp Inc. and Subsidiaries	1Q	4Q	3Q	2Q	1Q
Quarterly Consolidated Statements of Income (unaudited)	2008	2007	2007	2007	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,617	$60,817	$61,183	$60,689	$59,808
Securities available for sale	13,746	13,971	13,847	13,562	13,467
Securities held to maturity	1,514	1,458	1,471	1,525	1,444
Other	775	736	680	719	740
Total interest, fee and dividend income	74,652	76,982	77,181	76,495	75,459
Interest expense:
Deposits	22,698	26,578	27,062	26,950	25,984
Short-term borrowings	2,340	3,048	3,885	2,918	3,092
Long-term debt	4,302	4,233	3,770	3,997	4,486
Trust preferred debentures	1,247	1,270	1,277	1,272	1,268
Total interest expense	30,587	35,129	35,994	35,137	34,830
Net interest income	44,065	41,853	41,187	41,358	40,629
Provision for loan and lease losses	6,478	13,440	4,788	9,770	2,096
Net interest income after provision for loan and lease losses	37,587	28,413	36,399	31,588	38,533
Noninterest income:
Trust	1,774	1,584	1,701	1,792	1,437
Service charges on deposit accounts	6,525	7,142	6,195	4,936	4,469
ATM and debit card fees	2,097	2,089	2,159	2,041	1,896
Broker/dealer and insurance fees	1,107	1,052	1,027	1,093	1,083
Net securities gains (losses)	15	613	1,484	21	(5)
Bank owned life insurance income	452	480	467	450	434
Retirement plan administration fees	1,708	1,557	1,586	1,601	1,592
Other	2,417	1,973	1,908	2,058	1,784
Total noninterest income	16,095	16,490	16,527	13,992	12,690
Noninterest expense:
Salaries and employee benefits	16,770	14,654	15,876	13,022	15,964
Office supplies and postage	1,339	1,136	1,354	1,334	1,296
Occupancy	3,610	2,948	2,928	2,585	3,169
Equipment	1,825	1,855	1,797	1,837	1,933
Professional fees and outside services	3,099	3,295	2,256	1,926	1,658
Data processing and communications	3,170	2,899	2,779	2,845	2,877
Amortization of intangible assets	391	413	413	410	409
Loan collection and other real estate owned	567	597	431	228	377
Other operating	3,263	4,607	3,393	3,827	3,189
Total noninterest expense	34,034	32,404	31,227	28,014	30,872
Income before income taxes	19,648	12,499	21,699	17,566	20,351
Income taxes	5,932	3,514	6,552	5,502	6,219
Net income	$13,716	$8,985	$15,147	$12,064	$14,132
Earnings per share:
Basic	$0.43	$0.28	$0.46	$0.36	$0.41
Diluted	$0.43	$0.28	$0.46	$0.36	$0.41